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                                                                    Exhibit 99.1

NVR, INC. AMENDS CONSENT SOLICITATION FOR 8% SENIOR NOTES


FOR IMMEDIATE RELEASE                                    CONTACT:  Paul Columbus
                                                         OFFICE:    703-761-2414


November 10, 2000 - McLean, VA - NVR, Inc. (AMEX: NVR) today announced that it is extending the expiration date for its consent solicitation relating to its 8% Senior Notes due 2005 (the "Notes") to 5:00 p.m. New York City time on November 16, 2000, unless further extended by NVR. NVR further announced that it is increasing the amount of the payment that NVR will make to each holder of Notes whose consent is received and accepted prior to the expiration date to $40 in cash for each $1,000 principal amount of Notes for which a consent has been accepted, as described in the Solicitation Statement. NVR will only make this payment if all requisite consents are received (at least a majority in aggregate principal amount of Notes that are deemed outstanding).

NVR commenced soliciting consents from holders of its Notes to the amendment of the indenture governing the Notes on October 25, 2000. The record date of the consent solicitation is October 25, 2000. NVR may terminate or amend the consent solicitation at any time prior to the expiration date.

The detailed terms and conditions of the consent solicitation are contained in the Solicitation Statement dated October 25, 2000 and in Supplement No. 1 thereto dated November 10, 2000. Holders of Notes can obtain copies of the Solicitation Statement, Supplement No. 1 and related material from the information agent for the consent solicitation, Georgeson Shareholder Communications Inc., at 800-223-2064 (toll free) or 212-440-9800 (collect for banks and brokers). Credit Suisse First Boston Corporation is acting as Solicitation Agent for the transaction. Questions regarding the solicitation can be addressed to Credit Suisse First Boston Corporation at 800-922-9004 (x
7179) or 800-820-1653.

NVR, Inc., headquartered in McLean, Virginia, is one of the largest homebuilders in the United States with operations in Virginia, Maryland, Pennsylvania, New York, North Carolina, South Carolina, Ohio, New Jersey, Delaware and Tennessee.